Exhibit 1.1


                            SALES AGENT AGREEMENT

      Agreement made this 18th day of September, 2000 by and between KUBLA KHAN, INC., a Utah corporation (hereinafter referred to as the "Company"), and William S. Roberts (hereinafter referred to as the "Agent").

      WHEREAS, the Company desires to offer for sale Seventy-five Thousand (75,000) common shares of its par value $0.001 common stock at One Dollar ($1.00) per share (the "Shares") for maximum gross proceeds of $75,000 in connection with a proposed public offering

      WHEREAS, Agent is willing to act as the Company's sales agent to sell the Shares on a best efforts basis; and

      WHEREAS, Agent has agreed to sell said Shares without a commission or other expenses in connection with the sale of said Shares.

      NOW THEREFORE in consideration of the mutual covenants hereinafter set forth it is hereby agreed as follows:

      1. Prospectus. The company is preparing a Prospectus for sale of the Shares on Form SB-2. Said Shares will be registered with the United States Securities and Exchange Commission, and by coordination with Utah's Securities Division. The Company will offer and sell the Shares only in such jurisdictions where registered or allowed by law.

      2. Employment of Agent. Upon the basis of the representations, warrants, and agreements herein contained and subject to the terms and conditions herein set forth the Company hereby appoints the Agent as its sales agent to sell for the Company's account and risk the Shares offered by the Prospectus at the public offering price of $1.00 per Share, and upon the terms and conditions set forth in this Sales Agent Agreement including the following:

             a. The Sales Agent shall sell up to 75,000 Shares only in Utah or those states where an exemption from registration is available, and no advertisements or solicitations shall occur in any jurisdiction where such advertisement or solicitation would be unlawful.

             b. The Sales Agent agrees to use his best efforts as Agent to sell the Shares promptly upon being advised in writing that such Shares can be lawfully offered for sale in compliance with applicable federal and state laws during the period commencing with the date on which use of the Company's Prospectus is authorized for use by the Company's Board of Directors. The Sales Agent makes no commitment to purchase any of the Shares offered hereunder.

            c. The Company will not pay any commission for the sale of said Shares and the Sales Agent is responsible for his day to day costs or other expenses incurred with the sale of said securities.

          d. The agency created hereby shall continue for six (6) months from the effective date of the Company's Prospectus and not more than nine (9) months unless terminated prior to that date. It is also understood that the agency created hereby is irrevocable.

            e. The Sales Agent will make offers only to those persons he reasonably believes to be qualified as an investor; in connection therewith, he will have each potential purchaser execute a Subscription Agreement for a final determination by the Company as to the suitability of the investment.

      3. Agreements of the Company. The Company agrees with the Sales Agent that it will use its best efforts to comply with all requirements of the Securities Acts as adopted by the United States Securities and Exchange Commission and prior to the commencement of the offering of the Shares as contemplated by the Prospectus and this Agreement, and will not file any amendment or supplement thereto of which the Sales Agent shall not previously have been advised and furnished a copy of at least 24 hours to such filing. The Company further agrees that it will utilize its best efforts in scrutinizing the Application for Subscription to make a reasonable determination as to the suitability of the investment for each investor.

      4. Agent Representations. The Agent represents and warrants that he will utilize his best efforts to sell the Shares and that he will receive no commission or other expense in connection with the sale of said Shares and that upon receipt of all funds in connection with the sale of the Shares, the same will be forwarded immediately to the Company for deposit as soon as practicable within two (2) business days on behalf of Kubla Khan, Inc.. The Agent understands and acknowledges that his agency will be terminated at the end of the Offering which will be not more than nine (9) months after the date on the Offering Memorandum or earlier if maximum proceeds are received prior to said nine (9) month period.

      5. Further Agent Representations: Agent further represents the following in connection with his participation the offer and sale of the Company's securities:

             a. That Agent is not subject to any statutory disqualifications as set forth under Section 3(a)(39) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

             b. That Agent is an associated person of the issuer as that term is defined under the Exchange Act Rule 3a4-1;

             c. That Agent is not an associated person (partner, officer, director, or employee) of a broker/dealer, nor has Agent been any of the foregoing in the preceding 12 months;

             d. That Agent will not be compensated in connection in connection with the sale of the Shares and his participation therein, by payment of commissions or other remunerations based on transactions in securities;

             e. That Agent intends to perform other work for the Company after the Offering is closed;

             f. Agent has not participated in the sale of securities on behalf of any issuer in the past 12 months.

     IN WITNESS THEREOF the parties have executed this Agreement in duplicate as of the day and year first written above.


                                               Sales Agent:


                                               /s/ William S. Roberts
                                               _________________________
                                               William S. Roberts




                                               Kubla Khan, Inc.


                                                /s/ Kristine D. Ramsey
                                            By: ________________________
                                                Kristine D. Ramsey
                                                Secretary/Treasurer
                                                and Director